Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Oncology Institute, Inc.

Cerritos, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2020, relating to the consolidated financial statements of TOI Parent, Inc.

/s/ BDO USA, LLP

Costa Mesa, California

February 22, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.